Exhibit 99.1

Kiewit News

FOR IMMEDIATE RELEASE	Contact:	Tom Janssen
	Phone:	402-943-1338
	E-mail:	tom.janssen@kiewit.com
	Photos:	www.kiewit.com/news

Peter Kiewit Sons', Inc. Announces CEO Transition
Ken Stinson continues as Chairman, Bruce Grewcock becomes CEO at year end

OMAHA, NE – Kenneth E. Stinson, Chairman and Chief Executive Officer of Peter Kiewit Sons', Inc., announced today that Bruce E. Grewcock, currently President and Chief Operating Officer, has been selected to serve as President and CEO, effective January 2005. Stinson will remain Chairman of the Board of Directors.

Stinson, 61, noted that he plans to maintain an active role in the company and will continue to work closely with the senior management group. He joined the firm as a summer intern in 1969 and has served as Chairman and CEO of Kiewit’s construction and mining operations since 1993, becoming Chairman and CEO of Peter Kiewit Sons’, Inc. in 1998.

Grewcock, 50, joined Kiewit in 1982 as Chief Engineer of the company’s Black Butte Coal Mine near Rock Springs, WY.  He was elected to Kiewit’s Board of Directors in 1994, named Executive Vice President in 1996 and President and COO in 2000. He is a 1976 graduate of the Colorado School of Mines.

Stinson said, “Throughout the country, the Kiewit organization and leadership team has never been stronger. Bruce has done an outstanding job as our President and Chief Operating Officer, and is fully prepared to take on the CEO’s responsibilities.  He’s a strong leader who understands our construction and mining businesses.”

The company’s construction revenues increased from approximately $1.8 billion in 1993 to approximately $3.4 billion in 2003.  Kiewit recently completed its fifteenth consecutive year in improved safety.

Stinson added, “The end of this year will be a transition, not a farewell. I am in good health and, with the number of large, very complex construction projects we have in progress throughout North America, will remain very active in the business.”

In acknowledging Stinson’s own contribution, Grewcock said, “In the tradition of Peter Kiewit and Walter Scott, Jr., Ken has been an outstanding CEO, and his leadership has maintained and enhanced Kiewit’s reputation as North America’s premier contractor.  It’s an honor to be selected for this position, and an honor to work with the thousands of talented Kiewit employees who uphold our standards for safety as they build quality work for our clients.”

Stinson has been honored by receiving two of the most prestigious National Awards in the construction industry:  the Golden Beaver for Management in 2002, given by the national organization of heavy construction professionals, and in 2003, the OPAL (Outstanding Projects and Leaders) Award for Lifetime Achievement in Construction, given by the American Society of Civil Engineers.

Peter Kiewit Sons’, Inc. is one of North America’s largest and most respected construction organizations. Founded in Omaha in 1884, the employee-owned firm operates through a network of offices across North America. Kiewit’s workforce includes approximately 4,500 salaried and hourly personnel, and 10,000 craft workers.

Forward Looking Statement   Some of the statements made in this press release may be forward looking in nature.  Actual results may differ from any such statements.  Additional information concerning Kiewit can be found within its filings with the Securities and Exchange Commission.